UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Ashford Hospitality Trust, Inc.

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May 7, 2008
To the stockholders of
ASHFORD HOSPITALITY TRUST, INC.:
     Last month you received the Ashford Hospitality Trust, Inc. (the “Company”) proxy statement for this year’s annual meeting of shareholders, scheduled to be held on May 13, 2008. Today, we announced that the annual meeting will be postponed until June 10, 2008 and will be held at the Marriott at Legacy Town Center, 7120 Dallas Parkway, Plano, Texas. Only holders of record of the Company’s common stock at the close of business on March 17, 2008, the original record date, remain entitled to vote at the postponed annual meeting.
     The postponement is necessary to allow additional time prior to the annual meeting for stockholders to consider and evaluate the proposed amendment to the Company’s Amended and Restated 2003 Stock Incentive Plan, as set forth in the proxy statement, specifically in light of the additional material provided herein. The proposal included in the proxy statement requests stockholder approval of a 3,750,000 share increase in the number of shares available for issuance under the plan and an elimination of the current 450,000 share maximum number of shares that can be granted to any one participant in a calendar year. In the proxy statement, the Board of Directors unanimously recommends a vote FOR approval of the amendments to the Amended and Restated 2003 Stock Incentive Plan.
     The Board of Directors continues to strongly urge you to vote FOR the proposed stock incentive plan amendment, based on the following facts:
•	The proposed increase of 3,750,000 shares available for issuance under the plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders.

•	The elimination of the annual maximum grant per participant in a calendar year will provide the compensation committee greater flexibility in structuring executive compensation packages that align the interests of our directors, officers and employees with those of our stockholders.

•	Both the Board of Directors of the Company and Glass Lewis & Co., an independent proxy advisory firm, have recommended a vote FOR the approval of the proposed amendments to the Amended and Restated 2003 Stock Incentive Plan.

•	Institutional Shareholder Services Inc. (ISS), part of RiskMetrics Group, has performed a cost-based analysis of the proposed amendments and concluded that the cost of the proposed equity plan, expressed in terms of shareholder value transfer, is within the Company specific cap set by ISS, based on the industry and on company performance.

•	Although ISS has recommended that its institutional clients vote against the revisions to the stock incentive plan based on a high average three-year “burn rate,” the Company believes the following alternative data is more appropriate for use in calculating the burn rate for REITs, as more fully discussed in the following paragraphs:
•	outstanding limited partnership units, which have the same economic rights as our outstanding common stock, should be included in the total weighted average outstanding common stock for calculation of the burn rate;

•	the date on which the Company’s volatility rate, which is a number used in the calculation of burn rate should be as of a date more current than the December 2007 date used by ISS;

•	ISS should factor into its burn rate calculation the vesting restrictions and other earn-up conditions that are placed on full value grants made by the Company; and

•	in making its final recommendation, and particularly in the context of any perceived potential stockholder dilution, ISS should give consideration to, and factor into its analysis, the Company’s significant stock ownership by its officers, directors and other insiders.
     The ISS “burn rate” analysis is a measure of dilution that shows how rapidly a company is using its shares reserved for equity compensation plans. ISS calculates the burn rate as the total number of equity awards (in the form of stock awards and stock options) granted in a fiscal year divided by the weighted average number of shares of common stock outstanding. ISS does not take into account vesting or other restrictions that apply to our equity grants, and ISS applies a premium on full-value awards to convert full-value awards to an option-equivalent number of shares. The conversion factor used is based on the volatility of the Company’s stock price over a specified period of time. The Company’s three-year average burn rate calculated by ISS was 2.44%, which exceeded a 1.85% industry burn rate cap as well as 2% of the Company’s weighted average outstanding common stock. The Company believes that the burn rate calculated by ISS does not properly reflect the actual rate at which equity grants have historically been made pursuant to the stock incentive plan for the reasons described below.
     First, there are approximately 13.3 million outstanding limited partnership units in the Company’s operating partnership. These limited partnership units are economically equivalent to shares of our common stock, including the right to receive dividends equal to the amount paid with respect to our common stock. The holders of the limited partnership units have the right, subject to any limitations set forth in our operating partnership agreement, to redeem the units for cash; however, upon any such redemption, the Company has the right to issue shares of common stock, in lieu of a cash redemption, on a one-for-one basis in exchange for the outstanding partnership units. Further, in calculating beneficial ownership disclosure for any holder of both common stock and units, we conservatively assume that all units held by such person or entity are converted into common stock, treating both the common stock and the units held by such person or entity as outstanding common stock Notwithstanding the characteristics and treatment of the limited partnership units of our operating partnership, ISS policy in determining stock plan burn rates does not take into account operating partnership units in the calculation of average shares outstanding. ISS applies this policy to all REITs structured with an operating partnership. This omission has the effect of distorting and understating total common equity of a REIT’s total enterprise and unfairly limits the number of stock awards that may be made by a REIT in comparison to C-Corps or other REITs without an operating partnership structure. For our Company, the negative effect of the ISS methodology is further enhanced by the fact that Ashford has a higher percentage of partnership units outstanding in comparison to many other REIT peers. Ashford has a significant amount of its shareholder base (approximately 10.03%) in the form of units, an amount generally higher than its peers. Furthermore, we believe the ISS methodology is incomplete given that Funds from Operations, or FFO, and Cash Available for Distribution, or CAD, per share — two of the primary financial reporting metrics for REITs — are computed taking into account operating partnership units as shares. Management strongly believes that the outstanding limited partnership units of our operating partnership should be included in the calculation to determine burn rate, treating such units consistent with the treatment of our common stock.
     Secondly, the ISS calculation of Ashford’s volatility rate was made as of December 2007. This number was important to the final determination because it affected the conversion factor used to determine the option-equivalent number of shares that the Company was deemed to have granted when it granted full-value awards under the stock incentive plan. It appears that the December 2007 date was selected by ISS pursuant to an ISS policy or guideline. However, if the ISS calculation had been made using a more current date of March 2008 for the Company’s annual stock volatility, it appears, from our calculations, that the burn rate would have been below the ISS threshold, even without taking into account Ashford operating partnership units.
     The following table shows our calculation of the annual burn rate based on the more current 200-day volatility of 39.29% as of March 3, 2008 (rather than the 200-day volatility as of December 1, 2007 used by ISS), using the weighted average shares outstanding both inclusive and exclusive of the outstanding limited partnership units:

		Without Inclusion of OP Units in			With Inclusion of OP Units in
		Weighted Average Shares Outstanding			Weighted Average Shares Outstanding
		Weighted			Weighted
		Average			Average
	Number	Shares		Adjusted	Shares		Adjusted
Year	of Grants	Outstanding	Burn Rate[1]	Burn Rate[2]	Outstanding [3]	Burn Rate[1]	Burn Rate[2]
2007	854,500	105,786,502	0.81%	1.62%	119,271,708	0.72%	1.43%
2006	661,557	62,127,948	1.06%	2.13%	74,436,036	0.89%	1.78%
2005	421,400	40,194,132	1.05%	2.10%	50,260,012	0.84%	1.68%
Average	645,819		0.97%	1.95%		0.81%	1.63%

1	Burn Rate = Number of shares granted / weighted average common shares outstanding.

2.	Adjusted Burn Rate = Burn Rate x 2.0 multiplier (applied ISS methodology based on volatility assumption).

3.	Weighted average OP units outstanding was 13.5 million in 2007, 12.3 million in 2006 and 10.1 million in 2005.

     As noted above, the ISS calculation of our burn rate using a December 1, 2007 volatility number was 2.44%, which exceeded the 1.85% industry burn rate cap and the 2% of weighted average shares outstanding, leading to the AGAINST recommendation from ISS on the proposed stock plan amendment . However, as shown in the table above, if the more current March 1 volatility number is used, the Company’s three-year burn rate average would fall below 2% of weighted average shares outstanding, both with and without taking into account the limited partnership units of our operating partnership. Additionally, with the inclusion of the limted partnership units our three-year burn rate average is below the ISS industry cap of 1.85%. Our understanding of the ISS analysis is that the burn rate should fall below the greater of these two numbers.
     As previously noted in our proxy statement, we have only 280,572 shares remaining available for issuance under our current stock incentive plan. Our Board of Directors believes that equity grants are a vital and important aspect of executive compensation and that the proposed increase of 3,750,000 shares available for issuance under the plan is important to our continued success in attracting, motivating and retaining qualified directors, officers and employees with appropriate experience and ability, and to increase the grantee’s alignment of interest with stockholders. Further, the elimination of the annual maximum grant per participant in a calendar year will provide the compensation committee greater flexibility in structuring executive compensation packages that align the interests of our directors, officers and employees with those of our stockholders. Accordingly, the Board of Directors strongly urges you to vote FOR the proposed stock incentive plan amendment and to not follow the recommendation of ISS.
Sincerely,
Monty J. Bennett
President and Chief Executive Officer